Dennis Brovarone

ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, CO 80127
Phone 303 466 4092 / Fax 303 466 4826

October 12, 2010

China Housing & Land Development, Inc.
6 Youyi Dong Lu, Han Yuan 4 Lou
Xi'An, Shaanxi Province
China 710054

Ladies and Gentlemen:

You have requested my opinion as to the legality of the prior issuance of 1,974,866 shares by China Housing & Land Development, Inc. (the "Corporation") (the "Shares") being offered by the named selling securities holders pursuant to the Registration Statement on Form S-3 of the Corporation (the "Registration Statement") to be filed on or about October 5, 2010.

Pursuant to your request I have reviewed and examined:(1) The Articles of Incorporation of the Corporation, as amended (the "Articles"); (2) The Bylaws of the Corporation; (3) Certain resolutions of the Board of Directors of the Corporation; (4) The Registration Statement; (5) The General Corporation Law of the State of Nevada; and (6) Such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized, legally issued, fully paid and non-assessable pursuant to the Articles and Bylaws of the Corporation and the General Corporation Law of the State of Nevada.

This opinion is furnished by me as counsel to the Corporation and is for reliance upon by the selling security holders and investors purchasing pursuant to the registration statement. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without my prior written consent.

Notwithstanding the above, I consent to the use of this opinion in the Registration Statement. In giving such consent, I do not thereby admit that I am an expert within the meaning of Section 7 of the Act.

Sincerely,

/s/Dennis Brovarone
Dennis Brovarone
Attorney at Law